250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Jillian Cutrone Tel: (518) 415-4306 Fax: (518) 761-6741
FOR IMMEDIATE RELEASE

Arrow Approves 2019 Stock Repurchase Program

GLENS FALLS, N.Y. (January 30, 2019) -- The Board of Directors of Arrow Financial Corporation (NasdaqGS® - AROW) on January 30, 2019, approved a new stock repurchase program authorizing the repurchase, at the discretion of senior management, of up to $5 million of the Company’s common stock for the period January 30, 2019 through December 31, 2019, in open market or negotiated transactions. This new repurchase program will replace the prior $5 million repurchase program authorized on October 25, 2017, which expired December 31, 2018. During 2018, the Company had repurchased approximately $595 thousand of Company common stock under the 2018 program.

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Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc., and Upstate Agency, LLC, specializing in property and casualty insurance and group health and employee benefits.

The information contained in this news release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and our other filings with the Securities and Exchange Commission.

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